Exhibit 99.1
CACI Reports Results for Its Fiscal 2023 Third Quarter
Revenues of $1.7 billion, 10% YoY growth
Net income of $100.7 million and Diluted EPS of $4.33
Adjusted EBITDA of $191.8 million and Adjusted EBITDA Margin of 11.0%
Adjusted net income of $114.5 million and Adjusted diluted EPS of $4.92
Raising Fiscal Year 2023 guidance for Revenue, Adjusted Net Income, and Adjusted EPS

RESTON, Va.--(BUSINESS WIRE)--April 26, 2023--CACI International Inc (NYSE: CACI), a leading provider of expertise and technology to government enterprise and mission customers, announced results today for its fiscal third quarter ended March 31, 2023.
John Mengucci, CACI President and Chief Executive Officer, said, “Our third quarter results demonstrate the continued successful execution of our strategy. We delivered double-digit revenue growth, strong profitability, and solid cash flow. CACI is winning and executing in the marketplace with differentiated Technology and Expertise, growing our backlog, and pursuing a strong pipeline of additional opportunities. Given our year-to-date performance and strong position, we are raising our fiscal year 2023 revenue and earnings guidance.”
Third Quarter Results

	Three Months Ended
(in millions, except earnings per share and DSO)	3/31/2023	3/31/2022	% Change
Revenues	$1,744.3	$1,584.0	10.1%
Income from operations	$155.0	$125.4	23.7%
Net income	$100.7	$95.4	5.6%
Adjusted net income, a non-GAAP measure[1]	$114.5	$109.6	4.4%
Diluted earnings per share	$4.33	$4.04	7.2%
Adjusted diluted earnings per share, a non-GAAP measure[1]	$4.92	$4.64	6.0%
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure[1]	$191.8	$161.5	18.8%
Net cash provided by operating activities excluding MARPA[1]	$56.1	$314.1	-82.1%
Free cash flow, a non-GAAP measure[1]	$41.0	$296.9	-86.2%
Days sales outstanding (DSO)[2]	53	51
(1)This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.
(2)The DSO calculations for three months ended March 31, 2023 and 2022 exclude the impact of the Company’s Master Accounts Receivable Purchase Agreement (MARPA), which was 6 days and 8 days, respectively.
Revenues in the third quarter of fiscal year 2023 increased 10 percent year-over-year, driven entirely by organic growth. The increase in income from operations was driven by higher revenue and gross profit. Diluted earnings per share and adjusted diluted earnings per share increased due to higher operating income, partially offset by higher interest expense and a higher tax rate. Net cash provided by operating activities excluding MARPA and free cash flow decreased primarily as a result of tax benefits from method changes in the year ago quarter.

Third Quarter Contract Awards
Contract awards in the third quarter totaled $1.1 billion, with approximately 50 percent for new business to CACI. Awards exclude ceiling values of multi-award, indefinite delivery, indefinite quantity (IDIQ) contracts. Some notable awards during the quarter were:
•CACI was awarded a $100 million extension to continue mission software development support for the Air Force Distributed Common Ground System (DCGS) program. DCGS is the Air Force’s primary intelligence, surveillance and reconnaissance (ISR) planning and direction, collection, processing and exploitation, analysis and dissemination (PCPAD) weapon system. The system employs a global communications architecture that connects multiple intelligence platforms and sensors. The contract extension allows CACI to continue to enhance and modernize system capabilities with tools that enable warfighters to process and disseminate intelligence data.
•CACI was awarded a $46 million single-award task order to provide mission expertise and analysis in science, technology, engineering, and mathematics (STEM) categories to support the Department of Defense (DoD) and Intelligence Community (IC).
Total backlog as of March 31, 2023 was $25.3 billion compared with $23.5 billion a year ago, an increase of 8 percent. Funded backlog as of March 31, 2023 was $3.4 billion compared with $2.8 billion a year ago, an increase of 21 percent.
Additional Highlights
•CACI was awarded Top Workplace USA 2023 by employee engagement technology partner Energage, LLC for the third consecutive year. Honorees are chosen based solely on employee feedback gathered through a confidential employee engagement survey, issued by Energage. Results are calculated by comparing the survey's research-based statements, that evaluate factors such as leadership, culture, and benefits that are proven to predict high performance, against industry benchmarks.
•CACI was recognized by Fortune magazine as a World's Most Admired Companies for 2023 commemorating CACI's 6th consecutive year on the list and its 12th appearance since the list's inception. CACI received top rankings in Fortune's survey criteria for the quality of its technology and expertise offerings and management. CACI was also recognized for its long-term investment value. CACI was chosen from among approximately 1,500 global companies considered by Fortune.
•Thirteen CACI employees were honored for their excellence in science, technology, engineering, and math (STEM) at the 37th annual Global Competitiveness Conference for the Black Engineer of the Year Awards (BEYA), including one who accepted the coveted Community Service Award. CACI is a supporter of BEYA's mission and a corporate sponsor of the conference. As part of its diversity and inclusion efforts, CACI partners with BEYA to help expand the company's networking, recruitment, and career development opportunities.
•CACI signed a five-year cooperative research & development agreement (CRADA) with the U.S. Army Space and Missile Defense Technical Center (USASMDC-TC) to further the development of advanced payload technologies, space sensor applications, and resilient Positioning, Navigation & Timing (PNT). The payload includes two software-defined technology applications that enable precise, resilient PNT and tactical signals intelligence (TacISR) capabilities while in low earth orbit (LEO).
•CACI successfully demonstrated its Spectral Sieve and Pit Viper low-size, weight, and power (SWaP) intelligence, surveillance, and reconnaissance (ISR) and electronic warfare (EW) technologies for small to medium unmanned aircraft systems (UAS) at the U.S. Army's Project Convergence Technology Gateway. CACI delivered real-time situational awareness and targeting information for commanders through direction-finding, geolocation, and active cyber effects.
•The Intelligence and National Security Alliance (INSA) named Todd Probert, CACI President of National Security and Innovative Solutions, to its Board of Directors. Probert will serve a three-year term, effective January 1, 2023. INSA is the leading nonpartisan, nonprofit forum for driving public-private partnerships to advance intelligence and national security priorities.

Fiscal Year 2023 Guidance
The table below summarizes our fiscal year 2023 guidance and represents our views as of April 26, 2023. Free cash flow guidance reflects the delay of a $40 million tax refund related to the previously-disclosed tax method changes.

(in millions, except earnings per share)	Fiscal Year 2023
	Current Guidance	Prior Guidance
Revenues	$6,675 - $6,750	$6,475 - $6,675
Adjusted net income, a non-GAAP measure[1]	$425 - $440	$420 - $440
Adjusted diluted earnings per share, a non-GAAP measure[1]	$18.09 - $18.72	$17.65 - $18.49
Diluted weighted average shares	23.5	23.8
Free cash flow, a non-GAAP measure[2]	at least $280	at least $320
(1)Adjusted net income and adjusted diluted earnings per share are defined as GAAP net income and GAAP diluted EPS, respectively, excluding intangible amortization expense and the related tax impact. This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.
(2)Free cash flow is defined as net cash provided by operating activities excluding MARPA, less payments for capital expenditures (capex). This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. Fiscal year 2023 free cash flow guidance assumes $95 million in tax payments related to Section 174 of the Tax Cuts and Jobs Act of 2017. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.
Conference Call Information
We have scheduled a conference call for 8:00 AM Eastern Time Thursday, April 27, 2023 during which members of our senior management will be making a brief presentation focusing on third quarter results and operating trends, followed by a question-and-answer session. You can listen to the webcast and view the accompanying exhibits on CACI’s investor relations website at http://investor.caci.com/events/default.aspx at the scheduled time. A replay of the call will also be available on CACI’s investor relations website at http://investor.caci.com/.
About CACI
CACI’s approximately 22,000 talented employees are vigilant in providing the unique expertise and distinctive technology that address our customers’ greatest enterprise and mission challenges. Our culture of good character, innovation, and excellence drives our success and earns us recognition as a Fortune World's Most Admired Company. As a member of the Fortune 1000 Largest Companies, the Russell 1000 Index, and the S&P MidCap 400 Index, we consistently deliver strong shareholder value. Visit us at www.caci.com.

There are statements made herein that do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to risk factors that could cause actual results to be materially different from anticipated results. These risk factors include, but are not limited to, the following: our reliance on U.S. government contracts, which includes general risk around the government contract procurement process (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; significant delays or reductions in appropriations for our programs and broader changes in U.S. government funding and spending patterns; legislation that amends or changes discretionary spending levels or budget priorities, such as for homeland security or to address global pandemics like COVID-19; legal, regulatory, and political change from successive presidential administrations that could result in economic uncertainty; changes in U.S. federal agencies, current agreements with other nations, foreign events, or any other events which may affect the global economy, including the impact of global pandemics like COVID-19; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; regional and national economic conditions in the United States and globally, including but not limited to: terrorist activities or war, changes in interest rates, currency fluctuations, significant fluctuations in the equity markets, and market speculation regarding our continued independence; our ability to meet contractual performance obligations, including technologically complex obligations dependent on factors not wholly within our control; limited access to certain facilities required for us to perform our work, including during a global pandemic like COVID-19; changes in tax law, the interpretation of associated rules and regulations, or any other events impacting our effective tax rate; changes in technology; the potential impact of the announcement or consummation of a proposed transaction and our ability to successfully integrate the operations of our recent and any future acquisitions; our ability to achieve the objectives of near term or long-term business plans; the effects of health epidemics, pandemics and similar outbreaks may have material adverse effects on our business, financial position, results of operations and/or cash flows; and other risks described in our Securities and Exchange Commission filings.

Corporate Communications and Media:	Investor Relations:
Lorraine Corcoran, Executive Vice President, Corporate Communications	Daniel Leckburg, Senior Vice President, Investor Relations
(703) 434-4165, lorraine.corcoran@caci.com	(703) 841-7666, dleckburg@caci.com

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	3/31/2023	3/31/2022	% Change	3/31/2023	3/31/2022	% Change
Revenues	$1,744,270	$1,583,980	10.1%	$4,999,445	$4,560,656	9.6%
Costs of revenues:
Direct costs	1,143,781	1,022,181	11.9%	3,293,867	2,970,370	10.9%
Indirect costs and selling expenses	410,235	402,227	2.0%	1,180,619	1,114,310	6.0%
Depreciation and amortization	35,220	34,216	2.9%	106,255	99,484	6.8%
Total costs of revenues:	1,589,236	1,458,624	9.0%	4,580,741	4,184,164	9.5%
Income from operations	155,034	125,356	23.7%	418,704	376,492	11.2%
Interest expense and other, net	23,570	9,084	159.5%	59,705	30,491	95.8%
Income before income taxes	131,464	116,272	13.1%	358,999	346,001	3.8%
Income taxes	30,722	20,855	47.3%	82,031	72,176	13.7%
Net income	$100,742	$95,417	5.6%	$276,968	$273,825	1.1%

Basic earnings per share	$4.37	$4.08	7.1%	$11.87	$11.67	1.7%
Diluted earnings per share	$4.33	$4.04	7.2%	$11.76	$11.56	1.7%

Weighted average shares used in per share computations:
Basic	23,055	23,409	-1.5%	23,329	23,457	-0.5%
Diluted	23,277	23,616	-1.4%	23,546	23,687	-0.6%

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	3/31/2023	6/30/2022
ASSETS
Current assets:
Cash and cash equivalents	$106,789	$114,804
Accounts receivable, net	1,004,733	926,144
Prepaid expenses and other current assets	197,120	168,690
Total current assets	1,308,642	1,209,638

Goodwill	4,066,260	4,058,291
Intangible assets, net	524,445	581,385
Property, plant and equipment, net	197,549	205,622
Operating lease right-of-use assets	285,746	317,359
Supplemental retirement savings plan assets	96,434	96,114
Accounts receivable, long-term	12,653	10,199
Other long-term assets	159,827	150,823
Total assets	$6,651,556	$6,629,431

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$38,281	$30,625
Accounts payable	323,346	303,443
Accrued compensation and benefits	344,039	405,722
Other accrued expenses and current liabilities	358,790	287,571
Total current liabilities	1,064,456	1,027,361

Long-term debt, net of current portion	1,765,210	1,702,148
Supplemental retirement savings plan obligations, net of current portion	103,023	102,127
Deferred income taxes	202,755	356,841
Operating lease liabilities, noncurrent	278,344	315,315
Other long-term liabilities	148,128	72,096
Total liabilities	3,561,916	3,575,888

Total shareholders’ equity	3,089,640	3,053,543
Total liabilities and shareholders’ equity	$6,651,556	$6,629,431

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended
	3/31/2023	3/31/2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$276,968	$273,825
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	106,255	99,484
Amortization of deferred financing costs	1,688	1,712
Loss on extinguishment of debt	—	891
Non-cash lease expense	52,293	51,449
Stock-based compensation expense	30,564	23,085
Deferred income taxes	(84,794)	2,813
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	(80,116)	66,953
Prepaid expenses and other assets	(42,137)	(27,227)
Accounts payable and other accrued expenses	62,116	23,056
Accrued compensation and benefits	(62,522)	(84,466)
Income taxes payable and receivable	28,825	201,112
Operating lease liabilities	(58,667)	(54,575)
Long-term liabilities	5,481	14,901
Net cash provided by operating activities	235,954	593,013

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(40,844)	(38,742)
Acquisitions of businesses, net of cash acquired	—	(615,769)
Other	1,626	923
Net cash used in investing activities	(39,218)	(653,588)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under bank credit facilities	2,384,000	2,087,095
Principal payments made under bank credit facilities	(2,314,969)	(1,965,386)
Payment of financing costs under bank credit facilities	—	(6,286)
Proceeds from employee stock purchase plans	7,638	7,398
Repurchases of common stock	(270,449)	(7,301)
Payment of taxes for equity transactions	(14,115)	(14,685)
Net cash (used in) provided by financing activities	(207,895)	100,835
Effect of exchange rate changes on cash and cash equivalents	3,144	(3,217)
Net change in cash and cash equivalents	(8,015)	37,043
Cash and cash equivalents at beginning of period	114,804	88,031
Cash and cash equivalents at end of period	$106,789	$125,074

Revenues by Customer Group (Unaudited)

	Three Months Ended
(in thousands)	3/31/2023		3/31/2022		$ Change	% Change
Department of Defense	$1,298,700	74.4%	$1,118,665	70.7%	$180,035	16.1%
Federal Civilian agencies	355,612	20.4%	380,837	24.0%	(25,225)	-6.6%
Commercial and other	89,958	5.2%	84,478	5.3%	5,480	6.5%
Total	$1,744,270	100.0%	$1,583,980	100.0%	$160,290	10.1%

	Nine Months Ended
(in thousands)	3/31/2023		3/31/2022		$ Change	% Change
Department of Defense	$3,554,080	71.1%	$3,155,806	69.2%	$398,274	12.6%
Federal Civilian agencies	1,179,467	23.6%	1,166,398	25.6%	13,069	1.1%
Commercial and other	265,898	5.3%	238,452	5.2%	27,446	11.5%
Total	$4,999,445	100.0%	$4,560,656	100.0%	$438,789	9.6%
Revenues by Contract Type (Unaudited)

	Three Months Ended
(in thousands)	3/31/2023		3/31/2022		$ Change	% Change
Cost-plus-fee	$1,008,688	57.8%	$889,624	56.1%	$119,064	13.4%
Fixed-price	529,786	30.4%	503,174	31.8%	26,612	5.3%
Time-and-materials	205,796	11.8%	191,182	12.1%	14,614	7.6%
Total	$1,744,270	100.0%	$1,583,980	100.0%	$160,290	10.1%

	Nine Months Ended
(in thousands)	3/31/2023		3/31/2022		$ Change	% Change
Cost-plus-fee	$2,896,778	58.0%	$2,672,695	58.6%	$224,083	8.4%
Fixed-price	1,520,915	30.4%	1,344,169	29.5%	176,746	13.1%
Time-and-materials	581,752	11.6%	543,792	11.9%	37,960	7.0%
Total	$4,999,445	100.0%	$4,560,656	100.0%	$438,789	9.6%
Revenues by Prime or Subcontractor (Unaudited)

	Three Months Ended
(in thousands)	3/31/2023		3/31/2022		$ Change	% Change
Prime contractor	$1,556,733	89.2%	$1,419,805	89.6%	$136,928	9.6%
Subcontractor	187,537	10.8%	164,175	10.4%	23,362	14.2%
Total	$1,744,270	100.0%	$1,583,980	100.0%	$160,290	10.1%

	Nine Months Ended
(in thousands)	3/31/2023		3/31/2022		$ Change	% Change
Prime contractor	$4,467,882	89.4%	$4,097,210	89.8%	$370,672	9.0%
Subcontractor	531,563	10.6%	463,446	10.2%	68,117	14.7%
Total	$4,999,445	100.0%	$4,560,656	100.0%	$438,789	9.6%

Revenues by Expertise or Technology (Unaudited)

	Three Months Ended
(in thousands)	3/31/2023		3/31/2022		$ Change	% Change
Expertise	$812,300	46.6%	$716,199	45.2%	$96,101	13.4%
Technology	931,970	53.4%	867,781	54.8%	64,189	7.4%
Total	$1,744,270	100.0%	$1,583,980	100.0%	$160,290	10.1%

	Nine Months Ended
(in thousands)	3/31/2023		3/31/2022		$ Change	% Change
Expertise	$2,288,123	45.8%	$2,105,554	46.2%	$182,569	8.7%
Technology	2,711,322	54.2%	2,455,102	53.8%	256,220	10.4%
Total	$4,999,445	100.0%	$4,560,656	100.0%	$438,789	9.6%
Contract Awards (Unaudited)

	Three Months Ended
(in thousands)	3/31/2023	3/31/2022	$ Change	% Change
Contract Awards	$1,059,095	$1,222,723	$(163,628)	-13.4%

	Nine Months Ended
(in thousands)	3/31/2023	3/31/2022	$ Change	% Change
Contract Awards	$7,793,551	$5,563,364	$2,230,187	40.1%

Reconciliation of Net Income to Adjusted Net Income and Diluted EPS to Adjusted Diluted EPS
(Unaudited)
Adjusted net income and Adjusted diluted EPS are non-GAAP performance measures. We define Adjusted net income and Adjusted diluted EPS as GAAP net income and GAAP diluted EPS, respectively, excluding intangible amortization expense and the related tax impact as we do not consider intangible amortization expense to be indicative of our core operating performance. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance, provide greater visibility in understanding the long-term financial performance of the Company, and allow investors to more easily compare our results to results of our peers. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

(in thousands, except per share data)	Three Months Ended			Nine Months Ended
	3/31/2023	3/31/2022	% Change	3/31/2023	3/31/2022	% Change
Net income, as reported	$100,742	$95,417	5.6%	$276,968	$273,825	1.1%
Intangible amortization expense	18,585	19,297	-3.7%	56,808	54,944	3.4%
Tax effect of intangible amortization[1]	(4,813)	(5,074)	-5.1%	(14,712)	(14,446)	1.8%
Adjusted net income	$114,514	$109,640	4.4%	$319,064	$314,323	1.5%

	Three Months Ended			Nine Months Ended
	3/31/2023	3/31/2022	% Change	3/31/2023	3/31/2022	% Change
Diluted EPS, as reported	$4.33	$4.04	7.2%	$11.76	$11.56	1.7%
Intangible amortization expense	0.80	0.82	-2.4%	2.41	2.32	3.9%
Tax effect of intangible amortization[1]	(0.21)	(0.22)	-4.5%	(0.62)	(0.61)	1.6%
Adjusted diluted EPS	$4.92	$4.64	6.0%	$13.55	$13.27	2.1%

				FY23 Current Guidance Range
(in millions, except per share data)				Low End		High End
Net income, as reported				$369	---	$384
Intangible amortization expense				75	---	75
Tax effect of intangible amortization[1]				(19)	---	(19)
Adjusted net income				$425	---	$440

				FY23 Current Guidance Range
				Low End		High End
Diluted EPS, as reported				$15.71	---	$16.34
Intangible amortization expense				3.19	---	3.19
Tax effect of intangible amortization[1]				(0.81)	---	(0.81)
Adjusted diluted EPS				$18.09	---	$18.72

(1) Calculation uses an assumed full year statutory tax rate of 25.9% and 26.3% on non-GAAP tax deductible adjustments for March 31, 2023 and 2022, respectively.
Note: Numbers may not sum due to rounding.

Reconciliation of Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (Unaudited)
The Company views Adjusted EBITDA and Adjusted EBITDA margin, both of which are defined as non-GAAP measures, as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. Adjusted EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We define Adjusted EBITDA as GAAP net income plus net interest expense, income taxes, depreciation and amortization expense (including depreciation within direct costs), and earnout adjustments. We consider Adjusted EBITDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets primarily recognized in business combinations, as well as the effect of earnout gains and losses, which we do not believe are indicative of our core operating performance. Adjusted EBITDA margin is Adjusted EBITDA divided by revenue. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Three Months Ended			Nine Months Ended
(in thousands)	3/31/2023	3/31/2022	% Change	3/31/2023	3/31/2022	% Change
Net income	$100,742	$95,417	5.6%	$276,968	$273,825	1.1%
Plus:
Income taxes	30,722	20,855	47.3%	82,031	72,176	13.7%
Interest income and expense, net	23,570	9,084	159.5%	59,705	30,491	95.8%
Depreciation and amortization expense, including amounts within direct costs	36,771	36,095	1.9%	111,584	103,924	7.4%
Adjusted EBITDA	$191,805	$161,451	18.8%	$530,288	$480,416	10.4%

	Three Months Ended			Nine Months Ended
(in thousands)	3/31/2023	3/31/2022	% Change	3/31/2023	3/31/2022	% Change
Revenues, as reported	$1,744,270	$1,583,980	10.1%	$4,999,445	$4,560,656	9.6%
Adjusted EBITDA	191,805	161,451	18.8%	530,288	480,416	10.4%
Adjusted EBITDA margin	11.0%	10.2%		10.6%	10.5%

Reconciliation of Net Cash Provided by Operating Activities to Net Cash Provided by Operating Activities Excluding MARPA and to Free Cash Flow
(Unaudited)
The Company defines Net cash provided by operating activities excluding MARPA, a non-GAAP measure, as net cash provided by operating activities calculated in accordance with GAAP, adjusted to exclude cash flows from CACI’s Master Accounts Receivable Purchase Agreement (MARPA) for the sale of certain designated eligible U.S. government receivables up to a maximum amount of $200.0 million. Free cash flow is a non-GAAP liquidity measure and may not be comparable to similarly titled measures used by other companies. The Company defines Free cash flow as Net cash provided by operating activities excluding MARPA, less payments for capital expenditures. The Company uses these non-GAAP measures to assess our ability to generate cash from our business operations and plan for future operating and capital actions. We believe these measures allow investors to more easily compare current period results to prior period results and to results of our peers. Free cash flow does not represent residual cash flows available for discretionary purposes and should not be used as a substitute for cash flow measures prepared in accordance with GAAP.

	Three Months Ended		Nine Months Ended
(in thousands)	3/31/2023	3/31/2022	3/31/2023	3/31/2022
Net cash provided by operating activities	$28,864	$284,248	$235,954	$593,013
Cash used in (provided by) MARPA	27,272	29,811	(14,905)	24,360
Net cash provided by operating activities excluding MARPA	56,136	314,059	221,049	617,373
Capital expenditures	(15,174)	(17,110)	(40,844)	(38,742)
Free cash flow	$40,962	$296,949	$180,205	$578,631

(in millions)			FY23 Current Guidance
Net cash provided by operating activities			$360
Cash used in (provided by) MARPA			—
Net cash provided by operating activities excluding MARPA			360
Capital expenditures			(80)
Free cash flow			$280